This supplement relates to the Prospectus for offers and sales of Common Stock dated May 10, 2004.	Registration Nos. 333-115350, 333-87260 and 333-133717. This filing is made pursuant to Rule 424(b)(3) and (c) of the Securities Act of 1933, as amended.

2010 SUPPLEMENT

To Prospectus for Offers and

Sales of Common Stock of

Fortune Brands, Inc.

By Certain Selling Stockholders

This Supplement dated April 29, 2010 to the Prospectus dated May 10, 2004 relating to offers and sales of award shares and retirement plan shares by certain Selling Stockholders of Fortune Brands, Inc. contains certain current information that may change from year to year. The Supplement will be updated annually and will be delivered to each Selling Stockholder. Each current supplement should be kept with the Prospectus in the Selling Stockholder’s important papers. Additional copies of the May 10, 2004 Prospectus will not be sent to Selling Stockholders in subsequent years unless the information in the Prospectus is required to be amended or unless a Selling Stockholder requests an additional copy by writing to Fortune Brands, Inc., Legal Department, 520 Lake Cook Road, Deerfield, Illinois 60015. Capitalized terms used in this supplement have the meanings set forth in the Prospectus.

Date. The date of this supplement is April 29, 2010.

Information Regarding Selling Stockholders and Award Shares and Retirement Plan Shares Covered by the Prospectus. The Prospectus covers 2,733,905 award shares that have been or may be acquired by the Selling Stockholders upon exercise or pursuant to the following awards held as of April 21, 2010:

•	incentive stock options or nonqualified stock options granted pursuant to the Employee Plans and the Director Plans, or

•	stock appreciation rights granted under the Employee Plans in respect of options under the 1999 Plan and the 1990 Plan, or

•	performance awards, awards of restricted stock or other stock-based awards, and dividend equivalents earned thereon, under the 2003 Plan, the 1999 Plan and the 1990 Plan.

The Prospectus also covers 35,333 Retirement Savings Plan Shares that have been acquired pursuant to the Retirement Savings Plan and are held on April 21, 2010 by the Trustee of the Retirement Savings Plan.

There are set forth in the following table opposite the name of each of the Selling Stockholders:

1.	Under the heading “Shares of common stock beneficially owned”,

•

the shares of our common stock owned by the Selling Stockholders on April 21, 2010, including shares of our common stock that may be acquired by the Selling Stockholders under the aforementioned plans pursuant to performance awards or other stock-based awards, and dividend equivalents earned thereon, if any, or upon the exercise of options and stock appreciation rights outstanding as of April 21, 2010, plus

•

the number (if any) of shares of our common stock held on April 21, 2010 by the Trustee of the Retirement Savings Plan that is equivalent as of that date to the Selling Stockholder’s undivided proportionate beneficial interest in all such shares;

2.	Under the heading “Retirement Savings Plan Shares”, the number (if any) of shares of our common stock held on April 21, 2010 by the Trustee of the Retirement Savings Plan that is equivalent as of that date to the Selling Stockholder’s undivided proportionate beneficial interest in all such shares and offered by the Prospectus;

3.	Under the heading “Award shares acquired or which may be acquired and offered”, the shares of our common stock that

•

have been acquired by the Selling Stockholder under the aforementioned plans pursuant to performance awards, awards of restricted stock or other stock-based awards, and dividend equivalents earned thereon, if any, or upon the exercise of options and stock appreciation rights, or

•

may be acquired by the Selling Stockholder pursuant to performance awards or other stock-based awards, and dividend equivalents earned thereon, if any, or upon the exercise of options and stock appreciation rights outstanding as of April 21, 2010, and

•	may be offered or sold by the Selling Stockholder using the Prospectus.

4.	Under the heading “Shares of common stock to be owned after completion of the offering”, the shares of our common stock to be beneficially owned by the Selling Stockholder after completion of the offering, based on the number of shares owned on April 21, 2010. This number represents all shares the Selling Stockholders beneficially owned on April 21, 2010 that were acquired from a source other than the Retirement Savings Plan, the Director Plans, or the Employee Plans.

Certain options granted pursuant to the Employee Plans and the Director Plans may be transferred to a member of a Selling Stockholder’s immediate family or to a trust for the benefit of such immediate family members. The names of such transferees and the number of award shares that may be offered by them under the Prospectus will be included in a supplement when such information becomes known. The information as to security holdings is based on information that we receive from the Selling Stockholders, from our Compensation and Stock Option Committee, our Nominating and Corporate Governance Committee and our Corporate Employee Benefits Committee, and from the Trustee of the Retirement Savings Plan, and has been adjusted to reflect (1) the spin-off of ACCO Brands Corporation, effective August 16, 2005, (2) the spin-off of Gallaher Group Plc, effective May 30, 1997, and (3) two-for-one stock splits in the form of 100% stock dividends, at a rate of one additional share of our common stock for each share of common stock issued, effective September 10, 1986 and October 9, 1990, respectively.

Selling Stockholder	Present principal positions or offices with us or affiliates*	(1) Shares of common stock owned (a)(b)(c)	(2) Retirement Savings Plan Shares (a)	(3) Award shares acquired or which may be acquired and offered (b)	(4) Shares of common stock to be owned after completion of offering (b)(c)
Bruce A. Carbonari	Director; Chairman and Chief Executive Officer	719,278	15,033	534,777	169,468
Richard A. Goldstein	Director	8,100	0	0	8,100
Ann F. Hackett	Director	2,787	0	0	2,787
Pierre E. Leroy	Director	15,628	0	6,778	8,850
A. D. David Mackay	Director	7,600	0	0	7,600
Anne M. Tatlock	Director	25,340	0	17,109	8,231
David M. Thomas	Director	28,188	0	15,088	13,100
Ronald V. Waters, III	Director	4,926	0	0	4,926
Norman H. Wesley	Director	1,089,859	0	1,089,859	0
Peter M. Wilson	Director	10,496	0	10,496	0
Mark Hausberg	Senior Vice President-Finance and Treasurer	219,685	1,307	200,643	17,735
Patrick J. Koley	Senior Vice President-Strategy and Corporate Development	3,371	0	0	3,371
Craig P. Omtvedt	Senior Vice President and Chief Financial Officer	503,864	2,840	429,836	71,188
Mark A. Roche	Senior Vice President, General Counsel and Secretary	489,474	16,153	429,319	44,002
Edward A. Wiertel	Vice President and Corporate Controller	19,695	0	0	19,695

*	Positions are those with us, unless otherwise indicated. Each of the Selling Stockholders has been a director or officer of our company or one of our subsidiaries for the past three years, except for Mrs. Hackett, who has been a director since December 4, 2007, Mr. Waters, who has been a director since July 30, 2008, and Mr. Koley, who has been Senior Vice President – Strategy and Corporate Development since February 9, 2009.
(a)	The numbers of shares attributable to contributions by our company under the Retirement Savings Plan included in the numbers shown in Columns (1) and (2) are as follows: Bruce A. Carbonari, 3,130; Mark Hausberg, 1,307; Craig P. Omtvedt, 1,527; and Mark A. Roche, 10,439. The number of shares attributable to employee contributions under such Plan included in the numbers shown in Columns (1) and (2) are as follows: Bruce A. Carbonari, 11,903; Craig P. Omtvedt, 1,313; and Mark A. Roche, 5,714.
(b)

Amounts shown in Columns (1) and (3) include the following number of outstanding stock options which were held by the Selling Stockholders and eligible for potential resale under the Prospectus as of April 21, 2010 as follows: Bruce A. Carbonari, 490,390; Pierre E. Leroy, 6,778; Anne M. Tatlock, 13,120; David M. Thomas, 15,088; Norman H. Wesley, 938,237; Peter M. Wilson, 10,496; Mark Hausberg, 171,750; Craig P. Omtvedt, 367,596; and Mark A. Roche, 363,836. The numbers of shares of which the Selling Stockholders had the right to acquire beneficial ownership pursuant to the exercise on or before June 22, 2010 of options that we granted and eligible for resale under the Prospectus included in the numbers shown in Columns (1) and (3) are as follows: Bruce A. Carbonari, 490,390; Pierre E. Leroy, 6,778; Anne M. Tatlock, 13,120; David M. Thomas, 15,088; Norman H. Wesley, 938,237; Peter M. Wilson, 10,496; Mark Hausberg, 171,750; Craig P. Omtvedt, 367,596; and Mark A. Roche, 363,836. Inclusion of such shares does not constitute an admission by any Selling Stockholder that such person is the beneficial owner of such shares. The numbers of shares in Columns (1) and (4) also include the following amounts of shares that the Selling Stockholders had the right to acquire beneficial ownership of pursuant to exercise of stock options before June 22, 2010 and that are not eligible for resale under the Prospectus: Bruce A. Carbonari, 169,468; Mark Hausberg, 17,735; Craig P. Omtvedt, 66,668; Mark A. Roche, 44,002; and Edward A. Wiertel 18,802.
(c)	To the best of our knowledge, each Selling Stockholder has sole voting and investment power with respect to shares shown after such person’s name in Columns (1), (2) and (4) above, other than with respect to the shares listed in Note (b) above. The Trustee of the Retirement Savings Plan has agreed to vote the shares it holds in the Trust in accordance with instructions received from members of the Plan and shares as to which instructions are not received are voted by the Trustee proportionally in the same manner as shares as to which it has received instructions.

Market Price. The closing price per share of our common stock as reported on the New York Stock Exchange Composite Transactions on April 21, 2010 was $53.22.

Documents Incorporated by Reference. We have specifically incorporated by reference herein and made a part hereof, the following: (a) our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which incorporates by reference certain information from our Proxy Statement for the 2010 Annual Meeting of Stockholders, (b) our Current Reports on Form 8-K filed on February 3 and February 5, 2010, (c) the description of our common stock, par value $3.125 per share, set forth under the heading “Description of Capital Stock” on pages 14 and 15 of the Company’s Registration Statement on Form S-3 dated May 6, 2009, and (d) future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering by the Selling Stockholders is completed. Each of these documents is on file with the Securities and Exchange Commission.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Prospectus and this supplement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Prospectus or this supplement.

See the section titled “Where You Can Find More Information” in the Prospectus for more information on ways to obtain information about us.

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